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                                                                   Exhibit 99(a)


PRESS RELEASE


Englewood, Colorado, Tuesday June 25, 1996

FirstMiss Gold Inc. announced today that it has changed its name to "GETCHELL GOLD CORPORATION" and changed its state of incorporation from Nevada to Delaware. This name change was recently approved by the company's stockholders and reflects the company's affiliation with the historic Getchell mining trend in north-central Nevada, U.S.A.

The company also announced that it has removed its stock from trading on the Nasdaq National Market, and has listed its common stock under the symbol "GGO" on the American Stock Exchange. The stock also will trade under the new name and the same symbol on the Toronto Stock Exchange.

Contact:  Donald S. Robson
          Vice President and Chief Financial Officer
          303-771-9000